Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Contacts:	Media Contact:
Dan Spiegelman SVP & Chief Financial Officer (650) 384-8509	John Bluth Senior Director, Corporate Communications (650) 384-8850

Christopher Chai Treasurer & Executive Director, Investor Relations (650) 384-8560

CV THERAPEUTICS REPORTS 2004 FIRST QUARTER

FINANCIAL RESULTS

PALO ALTO, Calif., April 30, 2003 – CV Therapeutics, Inc. (Nasdaq: CVTX) today announced financial results for the first quarter ended March 31, 2004. For the quarter ended March 31, 2004, the Company reported a net loss of $31.3 million, or $1.04 per share. This compares to a net loss of $20.7 million, or $0.75 per share, for the same quarter in 2003 and to a net loss of $35.1 million, or $1.21 per share, for the prior quarter ended December 31, 2003.

Operating expenses for the quarter ended March 31, 2004 were approximately $32.7 million. This compares to operating expenses of $23.3 million for the same quarter in 2003, and to operating expenses of $39.4 million for the quarter ended December 31, 2003. The increase in operating expenses compared to the same quarter in 2003 was primarily due to additional Phase III clinical trial expenses, pre-commercialization marketing, general and administrative and manufacturing expenses. The decrease in operating expenses compared to the quarter ended December 31, 2003 was primarily due to decreased pre-commercialization, marketing and manufacturing costs and costs relating to the Company’s new drug application for RanexaTM, partially offset by increased general and administrative costs.

The Company recognized collaborative research revenue of $2.9 million for the quarter ended March 31, 2004. This compares to collaborative research revenue of $1.8 million for the same quarter in 2003, and to collaborative research revenue of $5.6 million for the quarter ended December 31, 2003. The revenue recognized for each of the periods relates to the reimbursement of certain development costs from collaborative partners and amortization of up-front milestone payments earned. For the quarter and year ended December 31, 2003, collaborative research revenue also includes a $3.0 million milestone payment for the initiation of a Phase III clinical trial for regadenoson (CVT-3146).

At March 31, 2004, the Company had cash, cash equivalents and marketable securities of approximately $432.1 million, compared to $430.1 million at December 31, 2003.

Company management will webcast a conference call on Friday, April 30, 2004 at 8:30 a.m. EDT, 5:30 a.m. PDT, on the Company’s website. To access the live webcast, please log on to the Company’s website at www.cvt.com and go to the Investor Information section. Alternatively, domestic callers may participate in the conference call by dialing (888) 370-6121, and international callers may participate in the conference call by dialing (706) 679-7163. Webcast and telephone replays of the conference call will be available approximately two hours after the completion of the call. Domestic callers can access the replay by dialing (800) 642-1687, and international callers can access the replay by dialing (706) 645-9291; the PIN access number is 6681883.

About CV Therapeutics

CV Therapeutics, Inc., headquartered in Palo Alto, California, is a biopharmaceutical company focused on applying molecular cardiology to the discovery, development and commercialization of novel, small molecule drugs for the treatment of cardiovascular diseases. CV Therapeutics currently has four compounds in clinical development. Applications for the approval of ranolazine for the treatment of chronic angina have been submitted to the United States Food and Drug Administration (FDA) and the European Agency for the Evaluation of Medicinal Products (EMEA). Regadenoson, a selective A2A-adenosine receptor agonist, is being developed for potential use as a pharmacologic stress agent in cardiac perfusion imaging studies. Tecadenoson, an A1-adenosine receptor agonist, is being developed for the potential reduction of rapid heart rate during atrial arrhythmias. Adentri™, an A1-adenosine receptor antagonist for the potential treatment of congestive heart failure, is licensed to Biogen, Inc. (now Biogen Idec Inc.). For more information, please visit CV Therapeutics’ website at www.cvt.com.

CV Therapeutics is a development-stage company. None of the company’s products have been approved for marketing by the FDA, the EMEA or any other foreign regulatory authorities. Any products of the company discussed here are currently under investigation in clinical trials subject to United States Investigational New Drug applications, and as applicable, appropriate clinical trial applications to regulatory authorities outside the United States.

Except for the historical information contained herein, the matters set forth in this press release, including statements as to our financial performance and the development and commercialization of our products, are forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including, early stage of development; regulatory review and approval of our products; the timing of clinical trials; the dependence on collaborative and licensing agreements; commercialization of our products; operating at a loss; and other risks detailed from time to time in CVT’s SEC reports, including its most recent Annual Report on Form 10-K, and its most recent Quarterly Report on Form 10-Q. CVT disclaims any intent or obligation to update these forward-looking statements.

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CV Therapeutics, Inc.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

(unaudited)

	Three months ended March 31,
	2003	2004
Revenues:
Collaborative research	$1,797	$2,939
Operating expenses:
Research and development	16,878	22,330
Sales and marketing	2,859	4,993
General and administrative	3,516	5,404

Total operating expenses	23,253	32,727

Loss from operations	(21,456)	(29,788)
Interest and other income (expense), net	730	(1,536)

Net loss	$(20,726)	$(31,324)

Basic and diluted net loss per share	$(0.75)	$(1.04)

Shares used in computing basic & diluted net loss per share	27,476	30,145

CONDENSED CONSOLIDATED BALANCE SHEETS (in thousands) (unaudited)

	December 31, 2003(A)	March 31, 2004
Assets:
Cash, cash equivalents, and marketable securities	$430,107	$432,074
Other current assets	13,009	14,325

Total current assets	443,116	446,399
Property and equipment, net	16,358	15,807
Other assets	11,921	11,350

Total assets	$471,395	$473,556

Liabilities and stockholders’ equity:
Current liabilities	$21,017	$17,763
Convertible subordinated notes	296,250	296,250
Other long-term obligations	5,182	5,342
Stockholders’ equity	148,946	154,201

Total liabilities and stockholders’ equity	$471,395	$473,556

(A)	Derived from the audited financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2003.